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                                                                    Exhibit 21.1

                         SUBSIDIARIES OF BANCTEC, INC.

 1.  BancTec USA, Inc., a Delaware corporation.

 2.  BancTec Technologies, Inc., a Delaware corporation.

 3.  BancTec (Management) Inc., a Delaware corporation.

 4.  BancTec (Export), Inc., a Virgin Islands corporation.

 5.  BancTec (Puerto Rico), Inc., a Delaware corporation.

 6.  BancTec (Canada), Inc., a Canadian corporation.

 7.  BancTec Limited, a U.K. company.

 8.  BancTec (Australia) Pty Limited, an Australian corporation.

 9.  ScanData N.V., a Netherlands corporation (Joint Venture with Thomson-CSF):

          ScanData GmbH, a German corporation.

          ScanData France S.A., a French corporation.

          ScanData B.V., a Dutch corporation.

          BancTech AB, a Swedish corporation.

10.  BancTec Japan, Inc., a Japan corporation.